SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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eDiets.com, Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 9:00 a.m. on Thursday, May 11, 2006

Dear eDiets.com Stockholder:

The Annual Meeting of Stockholders (the “Meeting”) of eDiets.com, Inc., a Delaware corporation (the “Company”), will be held at 9:00 a.m., local time, on Thursday May 11, 2006, at 350 East Las Olas Boulevard, First Floor Conference Room, Fort Lauderdale, Florida for the following purposes:

1.	To elect a Board of Directors;

2.	To transact such other business as may properly come before the Meeting and any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on Monday, March 14, 2006, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting and any postponements or adjournments thereof.

All stockholders are cordially invited to attend the Meeting in person. However, whether or not you plan to attend, please sign, date and promptly mail the enclosed proxy card in the enclosed return envelope. Alternatively, you may vote your shares by telephone, by dialing 1-800-690-6903, prior to the deadline at 11:59 p.m. Eastern on May 10, 2006. Returning your proxy card or voting electronically does not deprive you of your right to attend the Meeting and vote your shares in person.

By order of the Board of Directors,

/s/ Robert T. Hamilton
Robert T. Hamilton, Secretary
April 5, 2006

eDiets.com, Inc.

3801 W. Hillsboro Boulevard

Deerfield Beach, FL 33442

PROXY STATEMENT

This proxy statement, which is being sent to stockholders on or about April 6, 2006, is furnished in connection with the solicitation of proxies by the Board of Directors of eDiets.com, Inc., a Delaware corporation (the “Company”), for use at the forthcoming Annual Meeting of Stockholders to be held on Thursday May 11, 2006 (the “Meeting”), and at any postponements or adjournments thereof.

At the close of business on March 14, 2006 the record date for determination of stockholders entitled to notice of, and to vote at, the Meeting, there were outstanding an aggregate of 21,921,134 shares of the Company’s Common Stock, $.001 par value (the “Common Stock”), the Company’s only class of securities entitled to vote at the Meeting.

Voting And Revocability Of Proxies

Each share of Common Stock is entitled to one vote on all matters to come before the Meeting. In the election of directors, assuming a quorum is present, the six nominees receiving the highest number of votes cast at the Meeting will be elected. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Meeting is required for approval of Proposal 2, assuming that the total vote cast with respect to that Proposal represents a majority of the outstanding shares of Common Stock entitled to vote at the Meeting. If a proxy is marked as “withhold authority” or “abstain” on any matter, or if specific instructions are given that no vote be cast on any specific matter (a “Specified Non-Vote”), the shares represented by such proxy will not be voted on such matter. Abstentions on Proposal 2 will be included within the number of shares present at the Meeting and entitled to vote for purposes of determining whether such matter has been authorized, but broker non-votes and other Specified Non-Votes will not be so included.

Your proxy may be revoked at any time prior to its exercise by giving written notice to the Secretary of the Company at the offices of the Company set forth above, by presenting a duly executed proxy bearing a later date or by voting in person at the Meeting, but your mere attendance at the Meeting will not revoke your proxy. Your proxy, when properly executed, will be voted in accordance with the specific instructions indicated on your proxy card. Unless contrary instructions are given, your proxy will be voted FOR the election of the six nominees for director, as provided in Proposal 1 below; and, to the extent permitted by applicable rules of the Securities and Exchange Commission (the “SEC”), in accordance with the judgment of the persons voting the proxies upon such other matters as may come before the Meeting and any postponements or adjournments thereof. See “Other Matters” below.

PROPOSAL 1

ELECTION OF DIRECTORS

The By-Laws of the Company provide that the number of directors shall be fixed, from time to time, by resolution. The Board of Directors has fixed the number of directors to be elected at the Meeting at six (6) and recommends to the stockholders the following six (6) nominees for election as directors of the Company:

David R. Humble

Lee S. Isgur

Pedro N. Ortega-Dardet

Andrea M. Weiss

Robert L. Doretti

Ronald Luks

Each nominee has indicated their willingness to serve on the Board. If any nominee will be unable to serve, proxies will be voted (unless marked to the contrary) for such person or persons, if any, as shall be recommended by the Board of Directors. However, proxies will not be voted for the election of more than six (6) directors. The nominees who are elected at the Meeting will serve as directors of the Company until the 2006 Annual Meeting of Stockholders, or until their successors are elected and have qualified, subject to earlier death, resignation, retirement or removal from office.

The following table sets forth, as of March 14, 2006, certain information with respect to each of the above nominees for election as a director at the Meeting and each director whose term of office will continue after the Meeting:

Name, Age And Occupation	Director Since
David R. Humble, 70	1999

Has served as Chairman of the Board since November 1999 and as Chief Executive Officer of the Company from November 1999 until December 2005.

Lee S. Isgur, 68	1999

Has served as Principal and Chief Financial Officer of Marché restaurant (Menlo Park, California) since 2001. Mr. Isgur has been the Managing Partner of Corporate Counselors, a research and investment banking consulting firm since 1997. From 1994 to 1997, Mr. Isgur was Managing Director of Jeffries & Company, an investment-banking firm. Mr. Isgur has served on the board of Station Casinos, Inc. (NYSE) since 2003. He is a member of Station’s audit and corporate governance committees.

Pedro N. Ortega-Dardet, 42	2003

Has served as President of Skinmatics, Inc., which designs, manufactures and markets premium skin-care products under the name Wilma Schumann Skin Care, since 1997. Mr. Ortega-Dardet also serves as Director of the Esthetics Manufacturer and Distributors Alliance and serves as the Editor of Skin and Body News, an industry newsletter. Mr. Ortega-Dardet holds a B.S. degree in Industrial Engineering and Operations Research from Syracuse University and an M.B.A. with a concentration in Finance and a minor in Marketing from the University of Miami.

Andrea M. Weiss, 50	2004

Has owned and operated Retail Consulting, Inc., a retail consulting business, since August 2002. Ms. Weiss was President of dELiA*s Corp., a multichannel retailer to teenage girls and young women, from April 2001 to August 2002. From May 1998 to February 2001, Ms. Weiss served as Executive Vice President and Chief Stores Officer of The Limited, Inc., where she was responsible for developing and directing retail operations and sales strategy for more than 5000 retail stores. She served as President of Retail of Guess, Inc. from February 1996 to April 1998, where she oversaw all aspects of the retail division, including merchandising, retail and factory store operations, real estate and marketing. From May 1992 to February 1996, Ms. Weiss was Senior Vice President and Director of Stores at Ann Taylor Stores, Inc., where she was responsible for store operations during the Company’s expansion to over 350 stores. From April 1990 to May 1992, Ms. Weiss served as Director of Merchandise Operations at the Walt Disney Company. Ms. Weiss serves on the Board of Trustees of Hampton University, Hampton, Virginia. Ms. Weiss is a director of CBRL Group, Inc., a holding company engaged in the operation and development of restaurant and retail concepts and, since 2003, has been a director of Tabi International Ltd., a Canadian retailer of women’s clothing and accessories.

Robert L. Doretti, 63	2004

Had served as Chairman, Chief Executive Officer and President of ON Technology Corporation, a provider of software infrastructure solutions to Fortune 500 enterprises, from 2000 through its acquisition by Symantec Corporation in February 2004. From 1995 through its acquisition by Oracle Corporation in 1999, Mr. Doretti was President and Chief Executive Officer of Thinking Machines Corporation, a professional services and software provider of data mining and customer relationship management (CRM) solutions. Mr. Doretti spent over 19 years at Wang Laboratories, Inc., including the last 7 years as Senior Vice President of US Operations, where he was instrumental in growing that business to $1.8 billion in revenue.

Ronald Luks, 54	2004

Has served as President of Egret Associates, Inc. since 1988 and is a founding principal in Fun Online Corp. Both firms provide content creation and licensing services, online community management and real time publication services to the major commercial online services including CompuServe, Netscape.com, AOL and the Microsoft Network. Mr. Luks has been an industry consultant to such firms as Nintendo of America, Rolling Stone Interactive, Activision, and Sega of America. Mr. Luks was formerly a partner in the Wall Street firm of Ernst & Co., and a member of the American Stock Exchange and other national stock and commodity exchanges. He currently maintains his securities registration with Liberty Pacific Securities, LLC, a Seattle-based investment banking firm.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH DIRECTOR NOMINEE.

CORPORATE GOVERNANCE

Board of Directors

The Board of Directors of the Company, which met six times in 2005, has formed the following standing committees.

1.	The Audit Committee consists of Mr. Isgur, Mr. Ortega-Dardet and Mr. Doretti, and its function is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Board of Directors has adopted a written charter for the Audit Committee. A copy of the charter is available on the Company’s website at www.ediets.com. The Board has determined each individual to be “financially sophisticated” and that Mr. Isgur is an “audit committee financial expert” as those terms are defined by the Nasdaq Corporate Governance Rules and the rules of the Securities and Exchange Commission. The Audit Committee met seven times in 2005. Mr. Isgur is the chairperson of the Audit Committee.

2.	In February 2006, the Board of Directors split the Governance Committee into separate Governance, Nominating and Compensation Committees. The Governance and Nomination Committees are composed of Mr. Doretti (Chair), Mr. Isgur, Mr. Luks, Mr. Ortega-Dardet, and Ms. Weiss. The Compensation Committee is composed of Ms. Weiss (Chair), Mr. Isgur and Mr. Luks. The Board of Directors has adopted written charters for these committees. Copies of these charters are available on the Company’s website at www.ediets.com. Their functions are to assist the Board of Directors in determining and overseeing the compensation practices of the company, issues relating to the composition and operation of the Board of Directors and its committees, and the development of good corporate governance practices. These functions were formerly combined in the Governance Committee which consisted of Mr. Doretti, Mr. Isgur (Chair), Mr. Luks, Mr. Ortega-Dardet, and Ms. Weiss. The Governance Committee met five times in 2005 and consulted informally on numerous occasions in its nominating, governance and compensatory capacities.

During 2005, each director attended at least 75% of the aggregate of (i) all meetings of the Board of Directors held during the period for which he or she has been a director and (ii) all meetings of each committee of the Board held during the periods that he or she served as a member of such committee.

The Board has determined that Mr. Doretti, Mr. Isgur, Mr. Luks, Mr. Ortega-Dardet, and Ms. Weiss are independent directors, as defined under the Nasdaq Marketplace Rules. Furthermore, all of the Audit Committee members are independent, as independence for audit committee members is defined under the Nasdaq Marketplace Rules and SEC regulations. All of the Governance Committee members are independent, as independence for compensation, nominating and governance committees is defined under the Nasdaq Marketplace Rules.

There are no family relationships among any of the directors or executive officers of the Company.

The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by the independent accountants, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended, that are approved by the Audit Committee prior to the completion of the audit.

The Audit Committee has adopted guidelines regarding the engagement of the independent auditor. For audit services (including statutory audit engagements as required under state laws), the independent auditor will provide the Audit Committee with an engagement letter no later than 6 weeks prior to the end of the fourth quarter of each year outlining the scope of the audit services proposed to be performed during the next fiscal year. If agreed to by the Audit Committee, this engagement letter will be formally accepted by the Audit Committee at the later of either its 4th Quarter Audit Committee meeting or four weeks before the end of the 4th Quarter. The independent auditor will submit to the Audit Committee for approval an audit services fee proposal after acceptance of the engagement letter.

For non-audit services, Company management will submit to the Audit Committee for approval (during June or September of each fiscal year) the list of non-audit services that it recommends the Committee engage the independent auditor to provide for the fiscal year. Company management and the independent auditor will each confirm to the Audit Committee that each non-audit service on the list is permissible under all applicable legal requirements. In addition to the list of planned non-audit services, a budget estimating non-audit service spending for the fiscal year will be provided. The Audit Committee will approve both the list of permissible non-audit services and the budget for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by the independent auditor pursuant to this pre-approval process.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chair the authority to amend or modify the list of approved permissible non-audit services and fees. The Chair will report action taken to the Audit Committee at the next committee meeting.

The independent auditor must ensure that all audit and non-audit services have been approved by the Audit Committee. The Chief Financial Officer is responsible for tracking all independent auditor fees against the budget for such services and to report at least annually to the Audit Committee.

Director Compensation

Under the Company’s compensation policy for non-employee directors, upon initial appointment, non-employee directors are granted the option to purchase 25,000 shares of Common Stock. These options vest in four increments over a two-year period. Options are granted for an additional 12,500 shares on January 1 of each succeeding year of board service. These options vest in two increments over a one-year period. Options are also granted for an additional 12,500 shares per year for each year of service on the Audit Committee and the Governance Committee. These options vest in two increments over a one-year period. The exercise price for all options is equal to the market price of the Common Stock on the date of grant. Non-employee directors also receive an annual retainer in the amount of $10,000 which they may choose to take in the form of cash or stock. They are compensated in the amount of $500 for each face-to-face meeting of the Board or a committee thereof and for every five telephone meetings of the Board or a committee thereof. Non-employee directors are reimbursed for expenses incurred in attending Board and committee meetings, including those for travel, food and lodging.

Directors who are officers of or employed by the Company are not additionally compensated for their Board and committee activities.

Director Nomination Process

The Nominating Committee will consider director candidates recommended by stockholders. Stockholders who wish to recommend to the Committee candidates for election to the Board of Directors must do so in writing. The recommendations should be sent to the Secretary of the Company, care of James A. Epstein, General Counsel, 3801 West Hillsboro Boulevard, Deerfield Beach, FL 33442, who will, in turn, forward the recommendation to the Secretary and to the Committee. The recommendation must set forth (i) the name and address as they appear on the Company’s books of the stock holder making the recommendation and the class and number of shares of capital stock of the Company beneficially owned by such stockholder and (ii) the name of the candidate and all information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors under the federal proxy rules. The recommendation must be accompanied by the candidate’s written consent to being named in the Company’s proxy statement as a nominee for election to the board and to serving as a director, if elected. Stockholders must also comply with all requirements of the Company’s by-laws with respect to nomination of persons for election to the Board of Directors.

The Committee believes that nominees for election to the Board of Directors should possess sufficient business or financial experience and a willingness to devote the time and effort necessary to discharge the responsibilities of a director. This experience can include, but is not limited to, service on other boards, experience in the industries in which the Company conducts its business, operational experience, or a background in e-commerce, marketing, retail or distribution. The Committee believes that nominees should be selected based on qualifications and strengths that are considered in their totality rather than based upon a mechanical application of specified criteria. The Committee strives to nominate persons for election to the Board whose background, integrity, and personal characteristics indicate that they will make a positive contribution to the Company. The Committee plans to evaluate all candidates in the same manner without regard to whether a candidate has been recommended internally, by a stockholder, or otherwise.

Stockholder Communication Policy

Stockholders may send communications to the Board of Directors or individual members of the Board by writing them, care of James A. Epstein, General Counsel, 3801 West Hillsboro Boulevard, Deerfield Beach, FL 33442, who will forward the communication to the intended director or directors. If the stockholder wishes the communication to be confidential, then the communication should be provided in a form which will maintain confidentiality.

Attendance at Annual Meetings of Stockholders

The Company encourages all directors to attend the Company’s annual meeting of stockholders. All of the Company’s directors attended last year’s annual meeting.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that comprises a code of ethics, as defined by the federal securities laws. The Code of Business Conduct and Ethics applies to all directors, officers and employees of the Company and is posted at www.ediets.com.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for action at the Meeting other than those set forth in the attached Notice and customary procedural matters. However, if any other matters should properly come before the meeting or any postponements or adjournments thereof, the proxies solicited hereby will be voted on such matters, to the extent permitted by applicable rules of the SEC, in accordance with the judgment of the persons voting such proxies. In the latter regard, the Company intends to avail itself, with respect to the Meeting, of the provisions of Rule 14a-4(c)(i) under the Securities Exchange Act of 1934, as amended, which grant the persons voting the proxies discretionary authority to vote on any shareholder proposals presented at an annual meeting if the Company has not received notice a reasonable time before it mails its proxy materials for the current year. The Company has received no notice of any shareholder proposal.

ADDITIONAL INFORMATION

Executive Officers

David R. Humble, 70, has served as Chairman of the Board since November 1999 and as Chief Executive Officer of the Company from November 1999 until December 2005 except for the period from August through December 2000 when David J. Schofield was our Chief Executive Officer. From 1985 to 1987, he was the President, Chief Executive Officer and Director of CheckRobot, Inc., which developed a self-service checkout system for supermarkets. From 1968 to 1985, he served in a number of marketing and operations capacities with Sensormatic Electronics Corporations, which develops and markets electronic security and surveillance products, including Vice President/ Manufacturing and Vice President/ Future Products and was a member of its board of directors. Mr. Humble holds a number of technology patents, including the original electronics security tag found on garments in retail stores worldwide to protect against shoplifting.

Ciaran G. McCourt, 42, served as President and Chief Operating Officer of the Company from February 2005 until February 2006, and as President and Chief Executive Officer from February to March 2006, when Mr. McCourt resigned as an employee and director. From 2000 to 2005, Mr. McCourt served as Managing Director of eDiets Europe Ltd. (“EDE”). From 1994 to 2000, Mr. McCourt served as Managing Director of Unislim. Mr. McCourt holds a B.C.L. law degree from University College, Dublin, Ireland and Kings Inns, Dublin, Ireland and a BL, Barrister at Law.

Robert T. Hamilton, 42, has served as Chief Financial Officer and Treasurer since November 1999. From July 1995 to November 1999, Mr. Hamilton was Manager, Financial Reporting for Equinox Systems Inc., a public company engaged in the design and development of serial input/output communication devices. Prior to July 1995, Mr. Hamilton was an audit manager with Arthur Andersen LLP. Mr. Hamilton is also a certified public accountant. In March 2006 Mr. Hamilton was appointed interim Chief Executive Officer.

Alison C. Tanner, 43, has served as Chief Strategy Officer since May 2002. Prior to joining the Company, Ms. Tanner was Director of Investor Relations and Financial Media Relations at Sensormatic Electronics, a NYSE-listed global supplier of electronic security and surveillance products, from 1996 to 2000. Ms. Tanner also served as Senior Director of E-Business. Sensormatic was subsequently sold to Tyco International LTD. Before her work at Sensormatic, Ms. Tanner was Vice President, Director of Private Placements for Granite Capital, LP, a New York based equity-oriented limited partnership, from 1993 to 1996. Prior to Granite Capital Ms. Tanner worked from 1986 to 1993 at Fred Alger

Management, Incorporated, a pension and mutual fund management firm, for one year as a Chartered Financial Analyst and subsequently as an Equity Portfolio Manager. Ms. Tanner spent 1985 to 1986 at Salomon Brothers, Incorporated, a leading investment bank, as a Mortgage-backed Security Analyst in New York, New York, and in 1983 to 1984 as a Registered Representative at Dean Witter Reynolds, Incorporated. In March 2006 Ms. Tanner was appointed interim Chief Operating Officer.

James A. Epstein, 40, has served as General Counsel since April 2004. Prior to joining the Company, Mr. Epstein was General Counsel/Secretary at 21st Century Holding Company from 2000 to 2004, where he oversaw securities matters, regulatory compliance, corporate governance and contracts. From 1999 to 2000, Mr. Epstein was General Counsel for Internet solutions provider 186K.Net, where he drafted commercial contracts and oversaw contractual and licensing relationships with strategic partners such as AT&T, Sprint and Microsoft. As an associate at law firms Conrad & Scherer and Hinshaw & Culbertson, he specialized in the insurance and health care fields, where his clients included major insurers, Lloyds of London, public hospital districts and private health care companies such as HCA and Humana.

Beneficial Ownership Of Principal Shareholders And Management

The following table sets forth, as of March 14, 2006 (unless otherwise specified), certain information regarding beneficial ownership of Common Stock: (i) by each person who is known by us to beneficially own more than 5% of our outstanding shares; (ii) by each of our directors; (iii) by the Chief Executive Officer and the three other most highly compensated executive officers who were serving as executive officers as of the end of fiscal year 2005, whom we refer to collectively as the “Named Executive Officers”; and (iv) by all of our present directors and executive officers as a group. Such information is based upon information filed by such persons with the SEC or provided to the Company by such persons or by other sources believed to be reliable.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
David R. Humble	7,511,836	(1)	33.9%
Alejandro Gonzalez	1,678,717		7.7%
Osmium Partners, LLC	1,060,817		4.8%
Lee S. Isgur	359,346	(2)	1.6%
Pedro N. Ortega-Dardet	151,904	(3)	*
Ciaran G. McCourt	359,567	(4)	1.6%
Ronald Luks	54,758	(5)	*
Andrea M. Weiss	53,549	(6)	*
Robert L. Doretti	70,814	(7)	*
Robert T. Hamilton	121,042	(8)	*
Alison C. Tanner	46,337	(9)	*
James A. Epstein	24,501	(10)	*
All directors and executive officers as a group (10 persons)	8,753,654		38.2%

*	Less than 1%

(1)	Includes 251,772 shares issuable upon exercise of stock options that are vested or exercisable within sixty (60) days.

(2)	Includes 4,500 shares held by a revocable trust of which Mr. Isgur is the trustee and beneficiary, 130,846 shares held in a joint account with Mr. Isgur’s wife and 200,000 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days.

(3)	Represents 14,404 shares received in connection with the merger of DietSmart, Inc. with and into eDiets.com, Inc. in 2001 and 137,500 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days.

(4)	Includes 255,605 shares acquired via acquisition of the remaining securities of eDiets Europe, which was partially owned by Mr. McCourt and 100,962 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days.

(5)	Includes 50,000 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days.

(6)	Included 50,000 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days.

(7)	Includes 68,750 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days.

(8)	Includes 94,337 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days.

(9)	Represents 46,337 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days.

(10)	Represents 24,501 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days.

Summary Compensation Table

The following table sets forth certain information concerning the annual and long-term compensation paid for fiscal years 2005, 2004 and 2003 to or for: (i) the Company’s Chief Executive Officer; and (ii) each Named Executive Officer for services rendered to the Company and its subsidiaries.

		SUMMARY COMPENSATION TABLE
		ANNUAL COMPENSATION				LONG TERM AWARDS
NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)	OTHER ANNUAL COMP ($)		SECURITIES UNDERLYING OPTIONS (#)	ALL OTHER COMPENSATION ($)
David R. Humble,
Chairman and	2005	$250,000	$9,216	$2,363	(2)	10,634	$5,000	(1)
Chief Executive	2004	246,402	—	134,750	(2)(3)	—	—
Officer	2003	263,937	—	2,925	(2)	—	—
Robert T. Hamilton,
Chief Financial	2005	$189,000	$6,968	$128,508	(2)(3)	23,039	$—
Officer	2004	192,290	—	129,822	(2)(3)	—	—
	2003	178,463	—	3,000	(2)	30,000	—
Alison C. Tanner
Chief Strategist,	2005	$189,000	$6,968	$3,365	(2)	23,039	$—
Director of	2004	185,692	—	31,550	(2)(3)	10,000	—
Investor Relations	2003	163,699	—	87,770	(2)(3)	10,000	—
James A. Epstein (4)
Chief Legal Officer	2005	$158,654	$6,083	$—		17,019	$—
	2004	87,421	—	—		30,000	—

(1)	Represents long term care benefits paid by us as required by Mr. Humble’s employment agreement.

(2)	Represents 401(k) contributions made by us on behalf of the Named Executive Officers.

(3)	Includes income from exercise of stock options.

(4)	Mr. Epstein joined us in April 2004.

Option Grants In Last Fiscal Year

The following table sets forth certain information concerning individual grants of stock options made during fiscal 2005 to Named Executive Officers. All grants of stock options reflected in the following table were made pursuant to the Company’s Stock Option Plan (as amended and restated effective April 1, 2002).

OPTION/SAR GRANTS IN LAST FISCAL YEAR

(INDIVIDUAL GRANTS)

NAME	NUMBER OF SECURITIES UNDERLYING OPTIONS/SARs GRANTED (#)	% OF TOTAL OPTIONS/SARs GRANTED TO EMPLOYEES IN FISCAL YEAR	EXERCISE OR BASE PRICE ($/SH)	MARKET PRICE ON GRANT DATE ($/SH)	EXPIRATION DATE
David R. Humble	10,634	2.5%	$4.79	$4.79	08/01/2010
Robert T. Hamilton	15,000	3.5%	$3.05	$3.05	03/03/2015
	8,039	1.9%	$4.79	$4.79	08/01/2010
Alison C. Tanner	15,000	3.5%	$3.05	$3.05	03/03/2015
	8,039	1.9%	$4.79	$4.79	08/01/2010
James A. Epstein	10,000	2.4%	$3.05	$3.05	03/03/2015
	7,019	1.7%	$4.79	$4.79	08/01/2010

Aggregate Options Exercised In Last Fiscal Year And Fiscal Year-End Options Values

The following table sets forth information concerning option exercises by Named Executive Officers during fiscal 2005, and the value of all unexercised stock options held by Named Executive Officers, as well as the number of shares of Common Stock underlying unexercised stock options held by Named Executive Officers, as of December 31, 2005, the last day of fiscal 2005:

AGGREGATE OPTION EXERCISES FOR FISCAL 2005 AND YEAR END OPTION VALUES

NAME	SHARES ACQUIRED ON EXERCISE	VALUE ($) REALIZED (1)	NUMBER OF UNEXERCISED OPTIONS AT DECEMBER 31, 2005 (#) EXERCISABLE/ UNEXERCISABLE			VALUE OF UNEXERCISED IN-THE-MONEY OPTIONS AT DECEMBER 31, 2005 ($) EXERCISABLE/ UNEXERCISABLE (2)
David R. Humble	—	—	250,000	/	10,634	$915,000	/	$14,569
Robert T. Hamilton	32,000	$125,633	85,498	/	30,541	$388,736	/	$82,957
Alison C. Tanner	—	—	39,164	/	28,875	$138,782	/	$60,956
James A. Epstein	—	—	16,665	/	30,354	$39,087	/	$69,479

(1)	Amounts disclosed in this column were calculated based on the difference between the fair market value of the Company’s Common Stock on the date of exercise and the exercise price of the options in accordance with regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and do not reflect amounts actually received by the Named Executive Officers.

(2)	Value is based on the difference between the option exercise price and the fair market value at December 30, 2005, the fiscal year-end ($6.16 per share), multiplied by the number of shares underlying the option. Fair market value is calculated as the mean average of the “high” and “low” prices, if any, on the date of grant of the option.

Employment Agreements

In November 1999, the Company entered into a three-year employment agreement with Mr. Humble that automatically renews each year thereafter. Mr. Humble currently receives a base salary of $250,000 per year, which was increased from $150,000 in December 2000. He is also entitled to receive a bonus to be determined by the Governance Committee, based on the Company’s income before taxes. The employment agreement contains a non-competition provision for the term of employment and two years thereafter and a non-disclosure provision. In the event of a change of control and the termination of his employment, the Company shall pay Mr. Humble within thirty (30) days after such termination, a lump sum payment in cash in an amount equal to the balance of his base salary for the remaining term of the employment agreement. A change of control is defined to have occurred if (i) any “person” or “group of persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, of securities of the Company representing more than thirty-five percent (35%) of the Company’s then outstanding securities having the right to vote on the election of directors or (ii) if directors constituting a majority of the Board of Directors are elected to the Board of Directors without the recommendation or approval of the incumbent Board of Directors.

In February 2005, the Company entered into an employment agreement with Mr. McCourt. Under the terms of his employment agreement, Mr. McCourt is entitled to an annual base salary of $225,000. In addition, the Company granted Mr. McCourt options to purchase 150,000 shares of the Company’s common stock. The options vest in increments of 50,000, over three years, on the annual anniversary of the employment agreement. The options have an exercise price of $4.28. The employment agreement provides for a three year term and renewal by mutual agreement unless sooner terminated for cause, death, or a change in control. The employment agreement includes certain non-competition and confidentiality provisions. The employment agreement was terminated on March 30, 2006.

On April 26, 2005 the Company entered an employment agreement with Mr. Hamilton. Under the terms of the agreement, Mr. Hamilton is entitled to an annual base salary of $189,000. The employment agreement provides for an eighteen month term and renewal by mutual agreement unless sooner terminated for cause, death, or a change in control. The employment agreement includes certain non-competition and confidentiality provisions.

On May 1, 2005 the Company entered an employment agreement with Ms. Tanner. Under the terms of the agreement, Ms. Tanner is entitled to an annual base salary of $189,000. The employment agreement provides for an eighteen month term and renewal by mutual agreement unless sooner terminated for cause, death, or a change in control. The employment agreement includes certain non-competition and confidentiality provisions.

On June 13, 2005 the Company entered an employment agreement with Mr. Epstein, its Chief Legal Officer. Under the terms of the agreement, Mr. Epstein is entitled to an annual base salary of $165,000. The employment agreement provides for an eighteen month term and renewal by mutual agreement unless sooner terminated for cause, death, or a change in control. The employment agreement includes certain non-competition and confidentiality provisions.

Comparative Stock Performance

The following graph and table compare the period commencing December 31, 2000 and ending December 31, 2005. This time period was selected for comparative use, due to the fact that eDiets.com, Inc. began trading on June 27, 2000. For the period June 27, 2000 through February 16, 2004, eDiets.com traded over the counter under the ticker symbol EDET. Effective February 17, 2004, eDiets.com began trading on the NASDAQ Capital Market under the ticker symbol DIET. The annual change in the cumulative total return on the company’s common stock, the NASDAQ Composite Index, and the Russell 2000 Index assumes an investment of $100 on December 31, 2000 (at the market close) and the reinvestment of any dividends. Thus, the chart and table depict ‘return of investment’ values. To determine ‘return on investment’ the reader should deduct 100 from each of the values depicted in the chart and the table. Any negative ‘return on investment’ values computed would represent the loss of principal.

	2000	2001	2002	2003	2004	2005
eDiets.com, Inc.	100.00	237.50	208.33	855.56	618.06	850.00
NASDAQ Composite Index	100.00	78.95	54.06	81.09	88.06	89.27
Russell 2000 Index	100.00	101.02	79.22	115.17	134.74	139.22

COMPENSATION COMMITTEE REPORT

The Company’s Compensation Committee (the “Committee”) oversees the compensation programs of the Company, with particular attention to the compensation of the chief executive officer and the other executive officers. The Committee reviews and recommends to the Board of Directors changes to the Company’s compensation policies and benefits programs, administers the Company’s stock plans, including recommending approval of stock option grants to executive officers and other stock option grants, and otherwise ensures that the Company’s compensation philosophy is consistent with the best interests of the Company and is properly implemented.

The Company’s compensation philosophy is to (1) provide a competitive total compensation package that enables the Company to attract and retain key executive and employee talent needed to accomplish the Company’s goals, and (2) link compensation to improvements in the Company’s financial and operational performance. Total compensation is therefore comprised of a base salary plus both cash and non-cash incentive compensation, and is based on the Company’s financial performance and other factors. In 2006, the Company expects at least some employees will be partially compensated by a performance based bonus program. The bonus may take the form of cash, equity or some combination of the two and will be based on employee and Company performance.

The Committee reviews each executive officer’s base salary annually. In determining appropriate base salary levels, consideration is given to the Company’s performance, the officer’s impact level, scope of responsibility, prior experience, past accomplishments and data on prevailing compensation levels in relevant executive labor markets.

The chief executive officer participates in the same programs and receives compensation based on the same factors as the other executive officers. In addition, the Committee considers the status of the chief executive officer as the Company’s most senior officer and the important role he has in achieving overall corporate goals. The chief executive officer’s overall compensation therefore reflects this greater degree of policy and decision-making authority, and the higher level of responsibility with respect to the strategic direction and financial and operational results of the Company.

The Committee believes that granting equity compensation provides officers and other employees with a strong economic interest in maximizing shareholder return over the longer term. The Company believes that the practice of granting equity compensation is important in retaining and recruiting the key talent necessary at all employee levels to ensure the Company’s continued success. The Committee continually reviews the potential impact of new accounting regulations in order to assess whether, on balance, any new regulations will outweigh the positive impact of certain features of the current compensation program. When warranted, the Committee may deemphasize some features of the current program in favor of other forms of compensation.

/s/ Andrea M. Weiss (Chair)
/s/ Lee S. Isgur
/s/ Ronald Luks

April 5, 2006

AUDIT COMMITTEE REPORT

The Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with our management.

2. The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent accountants, the matters required to be discussed by Statement on Auditing Standards (“SAS “) 61 (Communications with Audit Committees), as may be amended or modified.

3. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with Ernst & Young LLP their independence.

4. Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Commission.

/s/ Lee S. Isgur (Chairman)
/s/ Pedro N. Ortega-Dardet
/s/ Robert L. Doretti

April 5, 2006

Independent Auditors and Fees

The firm of Ernst & Young LLP served as the Company’s independent public accountants for fiscal 2005.

The following table sets forth fees billed to the Company by the Company’s independent auditors for the years ended December 31, 2005 and December 31, 2004 for (i) services rendered for the audit of the Company’s annual financial statements and the review of the Company’s quarterly financial statements, (ii) services rendered that are reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported as Audit Fees, and (iii) services rendered in connection with tax preparation, compliance, advice and assistance.

Principal Accountant Fees and Services

Services	2005	2004
Audit Fees	$305,822	$278,205
Audit – Related Fees	—	—
Tax Fees	—	39,534
All Other Fees	—	—

Total	$305,822	$318,739

Prior to engaging our accountants to perform a particular service, our Audit Committee obtains an estimate for the service to be performed. All of the services described above were approved by the Audit Committee in accordance with its procedures.

Certain Relationships And Related Transactions

David R. Humble, our founder and Chief Executive Officer, was awarded a U.S. patent in 2002 covering the means of using the Internet to provide an interactive link in a store for the purpose of providing retailers and manufacturers with information to measure the response of the consumers to sales and marketing information. He has granted the Company a royalty-free exclusive perpetual license to use the aspects of the invention under the patent that relate to the Company’s Internet marketing program.

On July 15, 2004, eDiets BVI, Inc., a wholly-owned subsidiary of the Company, acquired all of the securities of eDiets Europe Ltd. (“eDiets Europe”) owned by Unislim Ireland Limited, Unislim Clubs Limited and Ciaran McCourt, President, formerly Chief Operating Officer and director of the Company, for approximately $1,529,000 USD and 255,605 shares of restricted common stock of the Company. As a result, eDiets Europe became a wholly-owned subsidiary of the Company. In connection with the buyout, the Company utilized a third party advisor to assist in the fair market value determination of the purchase price to be paid by the Company. Accordingly, the Company believes such buyout was completed on an arm’s length basis.

Governance Committee Interlocks and Insider Participation

No person serving on the Governance or Compensation Committees at any time during fiscal year 2005 was a present or former officer or employee of the Company or any of our subsidiaries during that year. During 2005, no executive officer of the Company served as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any other entity that had an executive officer serving on our Board of Directors or Governance or Compensation Committees.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities (“reporting persons”) to file certain reports of ownership and changes in their ownership of the Company’s equity securities with the SEC.

As of the date of this report, based on a review of the copies of the forms received, the Company believes that all directors, officers and beneficial holders of more than 10% of the Company’s equity securities timely filed all reports required by Section 16(a) of the Securities Exchange Act of 1934 during the fiscal year ended December 31, 2005.

Solicitation of Proxies

The cost of soliciting the proxies will be paid by the Company. Directors, officers and employees of the Company may solicit proxies in person, or by mail, telephone or telegraph, but no such person will be specifically compensated for such services. The Company will request banks, brokers and other nominees to forward proxy materials to beneficial owners of stock held of record by them and will reimburse them for their reasonable out-of-pocket expenses in so doing.

Shareholder Proposals

In order to be eligible for inclusion in the Company’s proxy material for the 2006 Annual Meeting of Shareholders, shareholders’ proposals to take action at such meeting must comply with applicable SEC rules and regulations, must be directed to the Secretary of the Company at its offices set forth on page 1 of this proxy statement, and must be received by the Company not later than December 10, 2006.

Miscellaneous

A copy of the Company’s 2005 Annual Report on Form 10-K is being mailed with this proxy statement but is not to be regarded as proxy solicitation material.

Copies of exhibits to the Annual Report also will be furnished upon request and the payment of a reasonable charge. All requests should be directed to the Secretary of the Company, 3801 W. Hillsboro Boulevard, Deerfield Beach, Florida 33442.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write us at 3801 W. Hillsboro Boulevard, Deerfield Beach, Florida 33442, Attention: Secretary. If you wish to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address.

PROXY

eDiets.com, Inc.

2006 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 11, 2006

The undersigned, revoking all prior proxies, hereby appoint(s) David R. Humble and Lee S. Isgur, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all voting shares of Common Stock of eDiets.com, Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at 350 East Las Olas Boulevard, First Floor Conference Room, Fort Lauderdale, Florida on May 11, 2006 at 9:00 a.m., local time, and at any postponements or adjournment thereof.

This proxy when properly executed will be voted in the manner directed by the undersigned stockholder(s). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2. Attendance of the undersigned at the Meeting or any postponements or adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing before it is exercised or affirmatively indicate an intent to vote in person.

1. To elect six directors to the Board of Directors, each to serve for a one-year term or until the next regularly scheduled Annual Meeting:

FOR all nominees listed below	WITHHOLD AUTHORITY to vote
(except as marked to the contrary below*) ☐	for all nominees listed below ☐

David R. Humble

Lee S. Isgur

Pedro N. Ortega-Dardet

Andrea M. Weiss

Robert L. Doretti

Ronald Luks

*(INSTRUCTION: To withhold authority to vote for any individual nominee, strike out that nominee’s name above.)

2. To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

FOR ☐	AGAINST ☐	ABSTAIN ☐

Please sign exactly as name appears hereon. Owners of jointly held shares should both sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation or a partnership, please sign by authorizing person.

Signature:

Date:

Signature:

Date:

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.